Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
XSTREAM SYSTEMS, INC.
FIRST: The name of this corporation shall be: XStream systems, Inc.
SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and its registered agent at such address is Corporation Service Company.
THIRD: The purpose or purposes of the corporation shall be:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware
FOURTH: The total number of shares of stock which this corporation is authorized to issue is:
Ten Million (10,000,000) shares of
$0.0001 par value per share common stock
FIFTH: The name and address of the incorporator are as follows:
David G. Bates
777 South Flagler Drive
Suite 500 East
West Palm Beach, Florida 33401
SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.
SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:16 PM 05/27/2004
FILED 11:50 AM 05/27/2004
SRV 040394747 — 3808804 FILE

     IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation this 27th day of May 2004.

/s/ David G. Bates
David G. Bates, Incorporator